EXHIBIT 10.5


                         CONSTRUCTION AGREEMENT BETWEEN
                          GENERAL CONTRACTOR AND OWNER
                                  DESIGN BUILD

         THIS AGREEMENT, is made and entered into this 28th day of October, 1998 by and between Noah's Construction, Inc., a ("Contractor") and Caddx Controls, Inc., a ("Owner").

         RECITALS:

         WHEREAS, Owner has title or an agreement to acquire title to certain real property as described in Exhibit A ("Property");

         WHEREAS, Owner desires that certain improvements be made on said real property, the scope and purposes as generally outlined in the specifications and plan as described in Exhibit B ("Project");

         WHEREAS, Contractor desires to provide certain architectural, engineering and construction services to complete Project for Owner and shall complete detailed specifications and plans, to be set forth in Exhibit C; and

         WHEREAS, Contractor and Owner desire to set forth in writing the term and conditions of their Agreement and intend to be legally bound by their Agreement.

         NOW, THEREFORE, for and in consideration of the above premises, and of the following terms, conditions and mutual covenants of Contractor and Owner as hereinafter stated, IT IS HEREBY AGREED:

                                    SECTION 1

                               OWNER'S OBLIGATIONS

         1.01 Project. Owner shall provide Property for Project. Owner shall furnish at Owner's expense certified surveys describing the physical characteristics, soil reports, legal restrictions, utility locations and legal description; and an ALTA title policy or other title report acceptable to Contractor. Contractor shall be entitled to rely upon the accuracy and the completeness of such information furnished by Owner.

         1.02 Other Requirements. Owner shall furnish at Owner's expense all necessary approvals; easements; assessments; expenses; building, use or occupancy and other governmental permits and licenses required for the construction; use or occupancy of permanent structures of Project; any bonds that may be required; and any legal services that may be required to obtain such items.

         1.03 Owner's Participation. Owner shall timely furnish Contractor complete information regarding Owner's requirements for Project. Owner shall designate in writing a representative who shall have authority to approve Change Orders and to furnish information on a timely basis. Owner shall promptly give notice to Contractor of any known fault or defect in Project or nonconformance with Project requirements.

         1.04 Funding. Prior to Contractor commencing construction and at any subsequent time requested by Contractor, Owner shall furnish evidence acceptable to Contractor that sufficient funds are available and committed for the entire Cost of Project as set forth in Section 4. If such evidence is not furnished by Contractor, Section 8.02 shall apply.

         1.05 Safety. Owner shall require and cause all of Owner's tenants and all contractors separately hired by Owner to abide by and fully adhere to all applicable federal, state and local safety laws and regulations and to comply with Contractor's request for the elimination or abatement of safety hazards. Owner shall indemnify and hold Contractor harmless from all claims and damages arising from safety hazards caused by Owner's tenants and by separate contractors employed by Owner. Owner shall be responsible for the elimination or abatement of safety hazards created at Project by other persons employed by Owner as separate contractors or by Owner's tenants.

Owner shall cause such separate contractors and such tenants to coordinate and cooperate with Contractor in all other respects of construction.

         1.06 Subcontractors. Owner shall not have a contractual relationship with Contractor's subcontractors and Owner shall communicate with such subcontractors through Contractor.

                                    SECTION 2

                            CONTRACTOR'S OBLIGATIONS

         2.01 Design and Engineering. Based upon Owner's requirements, Contractor shall perform the necessary design and engineering and shall prepare detailed construction drawings and specifications to be set forth in Exhibit C (to be signed by Owner and Contractor). Construction of Project shall be in accordance with these drawings and specifications and with any subsequent drawings and specifications as approved in writing by Owner and Contractor. The drawings and specifications shall remain the property of Contractor and are not to be used by Owner for other projects without the written consent of Contractor.

         2.02 Construction. Contractor shall be responsible for the construction of Project and shall provide all supervision, labor, materials, tools, machinery, equipment and other items necessary for the completion of Project. Contractor shall use Contractor's best efforts to complete construction at the earliest possible time and shall at all times furnish sufficient materials and labor to assure an efficient completion of Project. Contractor is experienced and qualified to perform the work provided for herein and shall finance its own operations hereunder. Contractor shall operate as an independent contractor and not as an agent of Owner.

         2.03 Completion Date. The work to be performed under this Agreement shall be substantially completed on or before the 1st day of June 1999 (Completion Date) as set forth in Paragraph 5.01, subject however, to delays beyond the Contractor's control. In the event the work to be performed under this Agreement shall not be substantially completed by the Completion Date, then there shall be a penalty of -0-.

         2.04 Accounting. Contractor shall keep detailed records necessary for financial accounting of Project. Owner shall have access to Contractor's records, drawings, receipts and similar data relating to Project. Contractor shall specifically itemize all changes in Cost of Project and all Change Orders. Contractor shall maintain all records for a period of three years after Final Payment or longer where required by law.

         2.05 Safety. Contractor shall take precautions for the safety of Contractor's employees and shall comply with applicable provisions of federal, state and local safety laws to prevent accidents or injury to persons on Project.

         2.06 Subcontracts. All construction that Contractor does not perform shall be performed by subcontractors. The term "Subcontractor" shall not include any separate contractor employed by Owner or such separate contractor's subcontractors. Contractor shall be responsible for the management of subcontractors in the performance of their work. Contractor shall cause all subcontractors to indemnify and hold harmless Owner and Contractor form all claims for bodily injury and property damage that may arise, other than property damage required to be insured by Owner as set forth in Section 7.02.

         2.07 Clean Conditions. Contractor shall maintain Project free from the accumulation of construction waste and rubbish. Upon completion of Project, Contractor shall deliver Project in a "clean" condition, free from all trash, rubbish, debris, Contractor's tools, construction equipment and machinery, surplus materials and inventory.

         2.08 Warranties. Contractor warrants that all materials and equipment furnished shall be new, unless otherwise specified, and that all construction shall be of good quality, free from improper workmanship and defective materials and in conformance with the drawings and specifications. Contractor warrants that title to all work, materials and equipment shall pass to Owner upon delivery to Owner free and clear of all liens, claims, security interests or encumbrances ("Liens").

Contractor shall correct all work performed by Contractor which proves to be defective in material and workmanship within a period of one year from the date of completion. Upon written notice of such defects, Contractor shall, at Contractor's option, either make necessary repairs or request Owner to make such repairs at Contractor's expense. Contractor will secure required certificatess of inspection, testing or approval and any and all express warranties from manufacturers, suppliers and subcontractors, and deliver same to Owner.

         2.09 Manufactured Equipment. Contractor shall guarantee manufactured equipment for ninety (90) days after initial use. Contractor shall collect all warranties and equipment manuals and deliver same to Owner. Contractor shall assist Owner's maintenance personnel with the testing and initial start up of such systems and equipment.

                                    SECTION 3

                             MUTUAL REPRESENTATIONS

         3.01 Litigation. Contractor and Owner hereby warrant and represent that neither is a party to or threatened with any litigation proceeding or controversy before any Court or administrative agency nor in default with respect to any judgment, order, writ, injunction, decree, rule, or regulation before any Court or administrative agency which might result in any adverse effect on representations, statements and conditions set forth in this Agreement.

         3.02 Conflicts. The execution of this Agreement by Contractor and Owner will not violate or conflict with or result in a breach of or constitute a default under any agreement or instrument which they may be bound. No consent of any third party not a party to this Agreement is required.

         3.03 Accuracy of Information. Contractor and Owner hereby warrant and represent that this Agreement does not contain any false statements and that this Agreement does not omit any material facts.

         3.04 Authorization. Contractor and Owner have the requisite power and authority for execution of this Agreement.

         3.05 Legal Responsibilities. Contractor and Owner shall comply, abide by and fully adhere with all applicable federal, state, local and municipal laws, regulations and ordinances applicable to any responsibilities of Contractor and Owner hereunder.

                                    SECTION 4

                                  LUMP SUM BID

         4.01 Lump Sum Bid. Owner shall pay Contractor for the cost of Project as defined in Section 4.02 ("Cost of Project"). Owner shall pay Contractor compensation for services a Lump Sum Price of $1,178,165.00.

         4.02 Cost of Project. Cost of Project shall include:

              (a) Architectural, engineering and consulting fees incurred in design and construction of Project;

              (b) Wages for Contractor's employees under (1) applicable collective bargaining agreements, if any, and (2) under salary or wage schedule agreed upon by Owner and Contractor;

              (c) Salaries of contractor's employees when stationed at the field office, and employees from the main office performing functions related to Project;

              (d) Cost of all employee benefits and taxes for unemployment compensation and social security (all such cost based on wages of salaries paid to Contractor's employees);

              (e) Reasonable transportation, travel, hotel and relocation expenses of Contractor's employees connected with Project;

              (f) Cost of all materials, supplies and equipment for Project and cost of transportation and storage;

              (g) Payments to subcontractors for work performed pursuant to this Agreement;

              (h) Cost, including transportation and maintenance, of all temporary facilities and hand tools which are employed or consumed;

              (i) Rental charges for machinery and equipment, whether rented from Contractor or others, including installations, repairs, replacements, removal, transportation and delivery costs, at rental rates consistent with those prevailing in the area;

              (j) Cost of premiums for all insurance and performance bonds which Contractor is required to obtain or that is deemed necessary by Contractor;

              (k) Sales, use, gross receipts or similar taxes related to Project;

              (l) Permit fees, licenses, tests, royalties, damages for infringement of patents (and costs of defending suits thereof), and deposits lost for causes other than Contractor's gross negligence;

              (m) Losses, expenses or damages to the extent not compensated by insurance or otherwise (including settlements made with the written approval of Owner), and the cost of corrective work;

              (n) Expenses such as telegrams, long-distance telephone calls, telephone service at the site and similar minor cash items connected with Project;

              (o) Cost of removal of all trash and construction debris;

              (p) Cost incurred due to an emergency affecting safety of persons and property;

              (q) Cost of accounting services required herein;

              (r) Legal fees reasonably and properly resulting from actions taken by Contractor on behalf of Owner or Project; and

                                    SECTION 5

                                    PAYMENTS

         5.01 Time Schedule. Construction of Project shall commence on or about the 1st day of November 1998 ("Commencement Date"). Substantial completion of Project shall occur on the 31st day of May 1999 ("Completion Date"). Contractor shall prepare an estimated progress schedule for Project which shall set forth the dates for the commencement and completion of the various stages of construction. The schedule and Completion Date may be revised as provided in
Section 6.

         5.02 Progress Payments. On or before the 25th day of each month after Commencement Date, Contractor shall submit to Owner an application for progress payment ("Application for Progress Payment") in such detail reasonably required by Owner and based on the construction completed, along with the proportionate amount of Contractor's Fee for such period, such aggregate amount hereinafter referred to as "Progress Payment." Within ten days after receipt of said monthly Application for Progress Payment, Owner shall pay Contractor the appropriate amount for which Application for Progress Payment is made.

         5.03 Retainage. Owner may retain ten percent (10%) of the amount of each monthly Progress Payment to assure performance of this Agreement. A reduction in the amount of funds retained shall be paid to Contractor if Owner and Contractor agree that satisfactory progress is being maintained in the construction of Project.

         5.04 Final Payment. The final payment, ("Final Payment") shall be due and payable when Project is substantially completed and (1) delivered to Owner ready for occupancy or (2) when Owner occupies Project, whichever event occurs first, ("Substantial Completion"); PROVIDED, HOWEVER, in the event that there should remain minor items to be completed, then and in that event Contractor and Owner shall list such items and Contractor shall deliver a written guarantee to complete said items within a reasonable time thereafter. Owner may retain a sum equal to One Hundred Fifty Percent (150%) of the estimated costs of completing any unfinished items; PROVIDED, HOWEVER, that each unfinished item and the estimated cost of completing each unfinished item shall be listed separately. Thereafter, Owner shall pay Contractor on a monthly basis the amount retained for such unfinished items as said items are completed for the previous month. Contractor shall provide Owner with a Certificate of Completion and Application for Final Payment prior to Owner's Final Payment to Contractor.

         5.05 Inspection. Progress Payments to Contractor shall not be construed as an absolute acceptance by Owner of the construction completed to the date of such Progress Payment except as to matters that are open and obvious. During the construction period, Owner shall exercise reasonable diligence in discovering and promptly reporting to Contractor all materials and labor which are not in accordance with drawings and specifications. Upon Completion Date, Owner shall diligently inspect all work for improper workmanship or defective materials, including work not open and obvious upon inspection during construction.

         5.06 Payments Due and Unpaid. In the event Owner should fail to pay Contractor at the time that the payment of any amount becomes due under the terms of this Agreement, then and in that event Contractor may, and at any time thereafter, serve written notice that Contractor will stop work within five days after receipt of the notice by Owner. After the expiration of said five day period, Contractor shall have the right to stop all work on Project until payment of said unpaid amount has been paid to Contractor. Payments due to Contractor and unpaid shall bear interest at the highest legal commercial rate.

         5.07 Waiver of Claims. The making of Final Payment shall constitute a waiver of all claims by Owner except those rising from unsettled liens, improper workmanship and defective materials appearing within one year after Completion Date, except those previously made in writing and unsettled. The acceptance of Final Payment shall constitute a waiver of all claims by Contractor except those previously made in writing and unsettled.

         5.08 Discounts. All discounts for prompt payment shall accrue to Owner when paid directly by Owner or from a fund made available by Owner to Contractor for such payments. To the extent that such is paid with funds of Contractor, all cash discounts shall accrue to Contractor. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment, shall be credited to Cost of Project.

         5.09 Royalties and Patents. Contractor shall pay all royalties and license fees for materials, methods and systems. Contractor shall defend all suits or claims for infringement of any patent rights except when a particular design, process or product is specified by Owner.

                                    SECTION 6

                                  CONTINGENCIES

         6.01 Change Orders. All changes to Project shall be authorized by a written change order authorizing such change and signed by Contractor and Owner ("Change Order"). Each Change Order shall be numbered and dated, and shall clearly itemize the amount attributable to Cost of Project and Contractor's Fee and shall reflect any change in Completion Date. The value of the work added or omitted in a Change Order shall be agreed upon by Owner and Contractor. A Change Order shall be signed by Contractor and Owner prior to Contractor proceeding with the work set forth in the Change Order.

         6.02 Events Beyond Control: Cost of Project shall be increased by a reasonable amount and Completion Date shall be extended by a reasonable period upon the occurrence of events beyond Contractor's control as agreed upon by Owner and Contractor. Such additional costs and fee adjustments required by any event beyond Contractor's control shall be evidenced by a written Change Order executed within a thirty day period after such event occurs. Such events shall include, but not be limited to, the following: (1) an act or neglect by Owner or by third persons not under the control of Contractor; (2) changes required to comply with new laws, rules or regulations; (3) labor disputes; (4) earthquakes, tornado, windstorms, floods or other actions of the elements; (5) war; (6) fire;
(7) concealed and unknown conditions below the surface of the ground or concealed and unknown conditions in an existing structure at variance with the conditions indicated by the drawings and specifications, information furnished by Owner, or of an unusual nature differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement; or (8) any cause beyond Contractor's control which Contractor could not have reasonably foreseen.

         6.03 Emergencies. In an emergency affecting the safety of persons or property, Contractor shall act, in Contractor's sole discretion, to prevent threatened damage, injury or loss. Any increase in the Cost of Project or extension of Completion Date on account of emergency work shall be determined as provided in Section 6.02.

                                    SECTION 7

                               INSURANCE/INDEMNITY

         7.01 Contractor. Contractor shall purchase and maintain the following insurance:

         (a) Workers' Compensation Insurance that shall comply with the state law of the site of the Project relating to compensation of injured workmen; and

         (b) Comprehensive General Liability Insurance, for not less than such reasonable limits of liability as may be required by Owner. Such insurance policies shall contain a provision that the policies will not be cancelled or not renewed until at least sixty days written notice has been given to Owner and Contractor. Certificates of Insurance showing such coverages to be in force shall be filed with Owner prior to commencement of the work.

         (c) Contractor shall purchase and maintain "All Risk" Builder's Risk Insurance.

         7.03 Waiver of Subrogation. Owner and Contractor waive all rights against each other, Subcontractors and Sub-subcontractors for damages caused by perils covered by insurance provided by Owner, except such rights as they may have to the proceeds of such insurance. Contractor shall require waivers from all Subcontractors and Sub-subcontractors.

         7.04 Indemnity. Owner hereby indemnifies Contractor against all liabilities, claims and demands for negligent acts or personal injury or property damage arising out of or caused by any act or omission of Owner.

Owner's separate Contractors and separate Sub-subcontractors, Owner's agents and employees arising from the commencement of construction until final completion. Contractor hereby indemnifies Owner against all liabilities, claims and demands for negligent acts or personal injury or property damage arising out of or caused by any act or omission of Contractor, Contractor's separate contractors and separate Sub-subcontractors, agents and employees arising from the commencement of construction until final completion. Contractor and Owner agree to use proper care not to cause damage to any adjoining or adjacent property. Contractor shall indemnify and hold Owner harmless from any liabilities, claims or demands for damage to such adjoining or adjacent property caused by Contractor.

                                    SECTION 8

                                   TERMINATION

         8.01 Termination by Owner. In the event Contractor should at any time fail to perform the work with promptness or diligence, then and in that event Owner shall have the right to terminate this Agreement after ten days notice to Contractor (unless within said ten day period Contractor begins to remedy such failure.) In the event of termination by Owner, Owner shall pay Contractor for all work performed, all obligations incurred by Contractor which cannot be cancelled, and the proportionate amount of Contractor's Fee.

         8.02 Termination by Contractor. In the event (1) the work should be stopped for a period of ten days by Owner, (2) Owner should fail to pay Contractor any sum then payable and due Contractor, or (3) Owner should fail for ten days to perform any other obligation hereunder, then and in that event Contractor may after five days notice to Owner stop work or terminate this Agreement and recover from Owner payment for all work performed, all obligations incurred by Contractor which cannot be cancelled, all loss sustained upon Project or material, Contractor's Fee on the Cost of Project incurred, and any other expense, loss or damage which Contractor may sustain.

         8.03 Termination Without Cause. If the work should be stopped for a period of thirty days by any public law, regulation, acts of public officials or other causes not the fault of Owner or Contractor, then either Owner or Contractor shall have the right and option, upon ten day's notice to the other, to terminate this Agreement, in which event Owner shall pay Contractor for all Cost of Project, all obligations incurred by Contractor which cannot be cancelled, all loss sustained upon the Project or materials, and the proportionate amount of Contractor's Fee.

                                    SECTION 9

                            MISCELLANEOUS PROVISIONS

         9.01 Arbitration. Subsequent to the execution of this Agreement by the parties hereto, all claims, disputes, differences, controversies and questions which may arise concerning the matters and obligations set forth in this Agreement, or for the construction or application of this Agreement, or concerning any liabilities created hereunder, or any act or omission of any Party hereto, shall be subject to arbitration in accordance with the rules and regulations then in force of the American Arbitration Association. The prevailing party shall be entitled to their costs including reasonable attorney's fees; PROVIDED, HOWEVER, this clause shall not limit the right of any party to seek temporary injunctive relief where an unacceptable interim period may exist between the time the decision to arbitrate is made and the earliest time at which arbitration can be commenced.

         9.02 Time of Essence. Time is of the essence of this Agreement.

         9.03 Attorney's Fees. Any party who unreasonably fails to perform any covenant of this Agreement shall pay to the other party the amounts of all attorney's fees and expenses incurred or sustained by such other party in enforcing performance by the other party.

         9.04 Notices. Any notices or other communication to be given under this Agreement to any party hereto shall be mailed certified mail, return receipt requested, addressed to such party as follows:

         Contractor:       Noah's Construction, Inc.
                           P.O. Box 9847
                           Longview, TX 75608

         Owner:            Caddx Controls, Inc.
                           1420 N. Main St.
                           Gladewater, TX 75647

A change of such mailing address by either party shall be made by giving notice to the other party in accordance with this Section. Such notice or other communication shall be deemed to have been given when so served, or upon the expiration of seventy-two (72) hours after such mailing, as the case may be.

         9.05 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto and none of the parties shall be bound by any promises, representations or agreements except as are herein expressly set forth.

         9.06 Amendments. This Agreement can be amended, modified or supplemented only by a written document signed by the parties hereto. Any purported oral amendment, modification or supplement shall be void.

         9.07 Filing of Agreement. This is a confidential Agreement among the parties hereto and this Agreement shall not be filed of record with any city, county, state or federal authority.

         9.08 Assignment. The parties hereto shall not have the power or right to assign their respective duties and obligations hereunder unless such assignment is agreed to in writing by the parties hereto, or is provided otherwise herein.

         9.09 Applicable Law. This Agreement shall be construed according to the laws of the State of Texas regardless of where such Agreement is signed or the site of Project.

         9.10 Unenforceable Provisions. If any portion of this Agreement shall be held to be void or unenforceable, the balance thereof shall nevertheless be carried into effect.

         9.11 Benefit. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and permitted assigns.

         9.12 Preamble Clauses. The preamble clauses hereto are hereby incorporated into this Agreement as though fully rewritten herein at length.

         9.13 Descriptive Headings. The descriptive paragraph headings contained herein are for convenience only and are not intended to include or conclusively define all the subject matter in the paragraphs accompanying such headings and, accordingly, such headings should not be resorted to for interpretation of this Agreement.

         9.14 Interpretation. Any words used herein shall be interpreted as singular or plural, and any pronouns used herein shall be interpreted as masculine, feminine or neuter, as the context so requires.

         9.15 Exhibits. All Exhibits attached hereto are made a part hereof by reference and are hereby incorporated into this Agreement as though fully rewritten herein at length.

         9.16 Acknowledgments. Each of the parties to this Agreement hereby acknowledges that such party has received a fully executed copy of this Agreement and further acknowledges that such party has carefully reviewed the representations, terms and conditions contained herein.

         IN WITNESS WHEREOF, the parties have entered into this Agreement the day and year first above written.

"Contractor"


   /s/ Noah Yoder
----------------------------------

By     Noah Yoder
   -------------------------------

Title  President
      ----------------------------



"Owner"


   /s/ JOE HURST
----------------------------------

By     JOE HURST
   -------------------------------

Title  President
      ----------------------------


CONTRACTOR